Exhibit 99.2

NEWS

Georgia Gulf Announces Developments Regarding Debt Forbearances

ATLANTA, GEORGIA — July 16, 2009- Georgia Gulf Corporation (the “Company”) (NYSE: GGC) today announced that it has entered into extensions to the forbearance agreements with certain holders of its 9.5% Senior Notes due 2014 (the “2014 Notes”), 10.75% Senior Subordinated Notes due 2016 (the “2016 notes”) and 7.125% Senior Notes due 2013 (the “2013 notes,” and together with the 2014 notes and 2016 notes, the “Notes”), and that it is continuing to seek extensions of the forbearance agreements with the lenders under its senior secured credit agreement, which expired July 15, 2009.

The forbearance agreements provide for the Company to continue to withhold the $34.5 million of interest payments due April 15, 2009 on the 2014 notes and the 2016 notes and the $3.6 million interest payment due June 15, 2009 on the 2013 notes.

The Company has entered into extended forbearance agreements with the holders of the 2014 notes comprising the requisite percentage thereof to ensure that such indebtedness may not be accelerated under the indentures for such notes by the holders thereof prior to the earlier of and the first day on which (i) the indebtedness under any issue of the Notes is accelerated; (ii) any other remedies with respect to any issue of Notes are exercised; (iii) the requisite lenders under the senior secured credit agreement accelerate indebtedness thereunder or terminate the revolving commitments thereunder, in each case due to the interest payments being withheld by the Company or (iv) July 30, 2009. These forbearance agreements were entered into with over 84 percent of the holders of the Company’s 2014 notes. Also, the Company has obtained similar forbearance agreements from the holders of 71 percent of the 2013 notes and 26 percent of the 2016 notes due to the missed interest payments for these notes. Holders of 25 percent of these note issues may cause the indebtedness under such notes to be accelerated. The Company is seeking forbearance agreements from additional holders of the 2013 notes and 2016 notes.

The defaults in the payment of interest on the 2013 notes and 2016 notes permit the requisite holders of those notes to accelerate the indebtedness thereunder. The defaults in the payment of interest due under the Notes constitute a cross default under the Company’s senior secured credit agreement, permitting the lenders thereunder to accelerate such indebtedness. Such defaults also comprise a cross default under the Company’s asset securitization agreement, permitting the lenders to terminate that agreement. In that event, the Company would be prevented from selling additional receivables under the asset securitization agreement. If the Company was to lose access to funding under both the senior secured credit agreement and the asset securitization agreement, the Company would be required to immediately explore alternatives which could include a potential reorganization or restructuring under the bankruptcy laws.

CONTACT:

Martin Jarosick

Investor Relations

Georgia Gulf Corporation

770-395-4524